Exhibit 99.1

Weyland Tech Assumes Name of High-Performing New Subsidiary, Logiq;
Emerges as Leading Innovator in Data-Driven Consumer Intelligence

New York, NY – August 28, 2020 – Weyland Tech, Inc. (OTCQX: WEYL), a leading global provider of eCommerce and fintech business enablement solutions, has assumed the brand and mission of its fast-growing eCommerce-focused subsidiary, Logiq, Inc.

The rebranding has also been applied across all of Logiq’s products and services, reflecting the company-wide evolution from primarily an eCommerce products and services company to a leading innovator of data-driven consumer intelligence and marketing technology.

The formerly-named Logiq subsidiary will now offer services as DataLogiq™. Its proprietary data engine, LogiqX™, will continue to use proprietary methodologies and AI systems to deliver valuable consumer insights that can dramatically enhance the effectiveness, reach, and ROI of online marketing spend.

The company’s CreateApp™ platform-as-a-service has become AppLogiq™. AppLogiq enables small-and-medium sized businesses (SMBs) worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. With the recent addition of powerful new features, like augmented reality, now more than ever AppLogiq is able to empower businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way.

Logiq’s AtozPay™ mobile e-wallet and AtozGo™ food delivery service have become PayLogiq™ and GoLogiq™, respectively. These services have become magnets of interest by potential partners due to the deep consumer data both have been acquiring since their inception. GoLogiq recently joined forces with ShopeePay, one of Indonesia’s largest integrated e-money services, to launch a new co-marketing campaign in Jakarta, Indonesia, the world’s second-most populous city after Tokyo. The partnership includes the mutual integration of consumer data and service offerings from both platforms.

“Across all of our platforms, we are constantly acquiring new consumer profiles and refreshing the existing ones, and this type of first-party consumer data has become the new lifeblood of the global eCommerce industry,” noted Logiq CEO, Brent Suen. “Following our acquisition of DataLogiq at the beginning of the year, we’ve been experiencing not only the transformation of our operations and tremendous growth in revenues despite the global pandemic, but also the opening of new opportunities to transform our legacy business in the same way. The commonality of their new names reflects the common basis of their purpose and how we are using this to drive ever-increasing shareholder value. Our new international partnership with ShopeePay is just the beginning.”

According to the world’s top online marketer, Google, businesses who rely solely on demographics to reach consumers can risk missing more than 70% of shoppers interested in buying their products or services. This is because demographics rarely tell the whole story. Fully understanding the consumer, and particularly their intentions in terms of knowing what they are looking for in the moment and place they are looking to find it can make online marketing campaign exponentially more powerful.

“When someone has a want or need, they immediately turn to online for help,” said DataLogiq’s chief marketing officer, Chris Jahnke. “They do a search to look for answers, discover new things, and help make purchase decisions. We see these as intent-filled moments. They represent the best opportunity for marketers to connect with people at that critical junction when and where they are ready to purchase. Understanding consumer intent is the key to winning in today’s competitive online marketplace.”

By drawing from its first-party data acquired across its platforms, Logiq is developing a company-wide system for building custom audiences for advertising using its deep pool of consumer intelligence. It looks to assemble these audiences using hundreds of potential points of consumer interest. By managing the end-to-end consumer experience, Logiq will be able to rapidly execute highly effective online campaigns that generate high ROI on marketing spend for itself and its customers worldwide.

Logiq’s customer relationships currently range from hundreds of thousands of SMBs around the world to several publicly traded Fortune 500 companies. Marquee accounts include Home Advisor, QuinStreet and Sunrun.

“As companies large and small increasingly turn to digital consumer acquisition, we are exceptionally well positioned to capitalize on this trend and monetize our technology and first-party data at a premium,” added Suen. “Our rebranding reflects this transition towards higher-margin revenue, as well as how our worldwide organization is becoming more data-driven, cohesive, and interconnected for the benefit of our customers.”

The company is awaiting the selection of a new stock symbol by FINRA, the regulatory authority for the over-the-counter stock market. Once issued, the company will announce when its common stock will begin trading under its new name and symbol. The company has also begun the process of rebranding its U.S. and international websites, which it plans to announce once complete.

About Logiq

Logiq, Inc. (OTCQX: WEYL) is a U.S.-based leading global provider of eCommerce, mCommerce, and fintech business enablement solutions. Its AppLogiq™ platform-as-a-service enables small-and-medium sized businesses worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. AppLogiq empowers businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way. AppLogiq is offered in 14 languages across 10 countries and three continents, including some of the fastest-growing emerging markets in Southeast Asia.

The company’s DataLogiq provides a data-driven, end-to-end eCommerce marketing solution for enterprises and major U.S. brands, including Home Advisor, QuinStreet and Sunrun. Its AI-powered LogiqX™ data engine delivers valuable consumer insights that enhance the ROI of online marketing spend. The company’s PayLogiq™ offers mobile payments and GoLogiq™ offers hyper-local food delivery services. For more information about Logiq, go to Logiq.com.

Company Contact

Brent Suen, CEO

Logiq, Inc.

Email contact

Media & Investor Contact

Ronald Both or Grant Stude

CMA Investor & Media Relations

Tel (949) 432-7566

WEYL@cma.team